Via Facsimile and U.S. Mail
Mail Stop 6010


October 12, 2005


Mr. Rodney K.B. Young
Chief Financial Officer
StemCells, Inc.
3155 Porter Drive
Palo Alto, CA 94304

Re:	StemCells, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 15, 2005
	File No.  000-19871

Dear Mr. Young,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,



								Joel Parker
								Accounting Branch Chief